EXHIBIT 10

                    [HUGO NEU CORPORATION LETTERHEAD]

                                                      September 26, 1996

Proler International Corp.
Attention:  Mr. Bruce W. Wilkinson
4265 San Felipe, Suite 900
Houston, Texas  77027

Dear Mr. Wilkinson:

            Reference is made to the Joint Venture Agreement made and entered into as of October 13, 1965, by and between Hugo Neu Steel Products, Inc., and Proleride Transport Systems, Inc. (the "PNE Agreement"); the Joint Venture Agreement made and entered into as of March 22, 1966, by and between Hugo Neu Corporation, Proler Steel Corporation, and Schiavone Bonomo Corporation (the "PSN Agreement"); and the Joint Venture Agreement made and entered into as of January 5, 1962, by and between Hugo Neu Corporation and Proler Steel Corporation (the "HNP Agreement").

            This letter constitutes notice in writing from Hugo Neu Corporation ("Hugo Neu"), a party to all three of the Agreements referenced in the preceding paragraph (collectively, the "Joint Venture Agreements"), calling for arbitration pursuant to paragraph 16 of the PNE Agreement, paragraph 17 of the PSN Agreement, and paragraph 16 of the HNP Agreement. Hugo Neu demands arbitration of the following disputes arising out of the Agreements and/or the
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Proler International Corp.                                                     2

operations of the three joints ventures established by the Agreements (Hugo Neu-Proler Company ("HNP"), Prolerized New England Company ("PNE"), and Prolerized Schiabo-Neu Company ("PSN")):

            1. Proler International Corp. ("Proler") has announced that it has signed an agreement for the acquisition of Proler by Schnitzer Steel Industries, Inc. ("Schnitzer") through a cash tender offer and merger. Schnitzer competes with HNP, PNE, and PSN (collectively, the "Joint Ventures"). If Schnitzer acquires Proler, and thereby acquires Proler's interests in the Joint Ventures, Schnitzer may seek to make decisions with respect to, the Joint Ventures (which it would then beneficially own only in part) to prevent the Joint Ventures from competing effectively with other companies in which Schnitzer owns greater proportionate interests.

            This conflict is made more serious by provisions in the Joint Venture Agreements providing that all matters and questions pertaining to the affairs of the Joint Venture shall be determined by the unanimous consent of the parties. Under those provisions, Schnitzer -- should it merge with Proler -- might seek to block business activities or plans by the Joint Ventures that would maintain or increase their ability to compete with other businesses already owned by Schnitzer or acquired in the future by Schnitzer.

            Hugo Neu therefore contends that, in light of these and other circumstances, the proposed business combination between Proler and Schnitzer would be inconsistent with the Joint Venture Agreements, Proler's duty of good faith
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Proler International Corp.                                                     3

and fair dealing thereunder, and Proler's fiduciary duties to Hugo Neu. That is particularly so because, so far as Hugo Neu is aware, Proler has made no effective arrangements to ensure that if Schnitzer acquires Proler, the business interests and expectations of the Joint Ventures and of Hugo Neu, as a joint venturer, will be appropriately protected. Hugo Neu requests relief from the arbitration panel prohibiting any business combination between Proler and Schnitzer that, for the reasons summarized above, imperils the business interests and expectations of the Joint Ventures and Hugo Neu. Hugo Neu also seeks compensatory and punitive damages in excess of $50 million.

            2. In the merger agreement between Proler and Schnitzer, Proler promised that it would not take certain steps concerning the Joint Ventures without Schnitzer's approval, and promised that it would not take certain other steps respecting the Joint Ventures without prior consultation with Schnitzer.

            Under the Joint Venture Agreements, Proler's duty of good faith and fair dealing thereunder, and Proler's fiduciary duties to Hugo Neu as a partner, Proler is obligated to make decisions concerning the Joint Ventures based solely upon the best interests of the Joint Ventures. Proler, however, has purported to give Schnitzer, a COMPETITOR of the Joint Ventures, substantial control and influence over major aspects of the management of the Joint Ventures.

            The merger agreement between Proler and Schnitzer is subject to at least nine conditions, including antitrust review by the United States
Department of Justice. Hugo Neu believes that the antitrust problems presented by the proposed
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Proler International Corp.                                                     4

merger are substantial. The merger thus may never occur, and even if it does occur, a substantial period of time may pass before the event. During that period, management of the Joint Ventures is likely to be substantially impeded by the management authority that Proler has purported to delegate to Schnitzer. Proler therefore requests relief from the arbitration panel barring Schnitzer from any role in either Proler's conduct as a joint venturer in the Joint Venture, or the management of the Joint Ventures themselves. Hugo Neu also seeks compensatory and punitive damages in excess of $50 million.

            3. In the merger agreement, Proler purported to grant Schnitzer access to each of the Joint Ventures' "physical assets, facilities, financial information, production records, contracts and other corporate records and documents as Schnitzer deems necessary to conduct its due diligence . . . ." In that agreement, Proler also purported to grant Schnitzer "reasonable access . .
 . to all [of the Joint Ventures'] premises, properties, and facilities," and to allow Schnitzer "to meet with each [Joint Venture's] management personnel, employees, and any outside consultants of the [Joint Ventures], including without limitation auditors and accountants, investment and other bankers, tax and financial advisors, and environmental consultants."

            The Schedule 14D-9 filed by Proler with the SEC refers to "the extensive 'due diligence' already conducted by Schnitzer regarding [Proler]." As Proler carries on its principal business primarily through the Joint Ventures, apparently Schnitzer has ALREADY conducted an extensive due diligence investigation into the Joint Ventures. In other words, Schnitzer, a competitor
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Proler International Corp.                                                     5

of the Joint Ventures, has evidently been given access to Joint Ventures' most sensitive confidential and proprietary information. And Proler has refused, despite repeated requests, to identify to Hugo Neu the confidential information concerning the Joint Ventures disclosed by Proler to Schnitzer.

            For reasons we have previously communicated to you, Hugo Neu regards the so-called "Confidentiality Agreement" entered into between Proler and Schnitzer as entirely inadequate to protect the interests of the Joint Ventures and Hugo Neu. Proler has refused to make the changes in the Confidentiality Agreement that Hugo Neu requested.

            The disclosure of non-public information concerning the Joint Ventures to a competitor is clearly a matter pertaining to the affairs of the Joint Ventures, and therefore requires the unanimous consent of the joint venturers. Proler, however, in breach of the Joint Venture Agreements, its duty of good faith and fair dealing thereunder, and its fiduciary duties to Hugo Neu, unilaterally decided to disclose such information to Schnitzer.

            Accordingly, Hugo Neu seeks relief from the arbitration panel prohibiting Proler, without the prior written consent of Hugo Neu, from causing or attempting to cause the disclosure of non-public information concerning any or all of the Joint Ventures to Schnitzer; from permitting Schnitzer to have access to the physical assets, facilities, financial information, production records, contracts, or other non-public corporate records and documents of any or all of the Joint Ventures; and from causing or attempting to cause the management personnel of any or all of
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Proler International Corp.                                                     6

the Joint Ventures, or any or all of the Joint Ventures' employees and outside consultants, including auditors and accountants, investment and other bankers, tax and financial advisors and environmental consultants, to meet with Schnitzer. Hugo Neu also seeks compensatory and punitive damages in excess of $50 million arising from disclosures by Proler to Schnitzer of non-public information concerning the Joint Ventures.

            4. Hugo Neu seeks an award of interest, costs, and expenses, including attorneys' fees, in connection with the arbitration and any related litigations.

            Hugo Neu reserves the right to amend and supplement this letter and its claims as more information becomes available to it.

            Please arrange for your counsel to call our counsel, Martin Flumenbaum at Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019-6064 (direct dial: 212-373-3191; telecopy 212-373-2226) to discuss administrative arrangements and procedures for the arbitration.

                                          Very truly yours,

                                          HUGO NEU CORPORATION

                                          By /s/ ANDREW O. FEUERSTEIN
                                                 Andrew O. Feuerstein
                                                 Senior Vice President and
                                                 General Counsel

BY CERTIFIED MAIL AND BY TELECOPY

cc:   (by certified mail and by telecopy):
      Schiavone Bonomo Corporation